GROUP INVESTS $6.65 MILLION IN RESEARCH FRONTIERS

Woodbury, New York - February 14, 2007. A group of accredited investors have invested $6,650,500 in Research Frontiers Incorporated (Nasdaq: REFR), the developer and licensor of SPD-Smart(TM) light-control film technology. The investors received 682,102 shares of Research Frontiers common stock at a price of $9.75 per share. These securities were sold pursuant to Research Frontiers' effective shelf-registration statement filed with the SEC.

The proceeds will be used by Research Frontiers to expand its operations, including increased marketing of its state-of-the-art SPD light-control film technology and products using SPD technology, and for working capital and general corporate purposes.

"Over the last six months, Research Frontiers has been able to strengthen its financial condition and resources in preparation for the new phase which has now arrived in the SPD industry," noted Joseph M. Harary, President of Research Frontiers. "Less than two weeks ago, our licensees Hitachi Chemical Company and Innovative Glass Corp. jointly announced that Hitachi Chemical was shipping wide SPD-Smart light-control film from Hitachi's newest coating line in Japan. Last week, Raytheon announced that it was offering SPD-Smart window shades for its Beechcraft(r) King Air aircraft. These SPD-Smart cabin windows are manufactured by our licensee InspecTech Aero Service. These milestone events for the SPD industry have created great opportunities for Research Frontiers and its licensees around the world. The financing raised will permit Research Frontiers to more aggressively pursue these opportunities, and continue to build value in our business and that of our licensees."

Mr. Harary noted that several of the investors had invested in the Company's two previous rounds of financing in August and October, other participants were known to the Company for over a dozen years, and that the lead investor became known to Research Frontiers several years ago after acquiring its initial position in Research Frontiers in the open market. After recent developments had been announced, these investors increased their investment. "We are pleased with the continued confidence that our investors, and our shareholders in general, have shown to help us and our licensees achieve their recent success in production and in the marketplace. The added resources from this investment will enable Research Frontiers to continue to succeed in bringing the benefits of these innovative light-control products to the marketplace."

SPD film has wide applicability in a variety of SPD-Smart products including architectural, automotive, aircraft and marine windows, as well as in instantly adjustable variable tint eyewear such as sunglasses or ski goggles. In a window, sunroof, or other product using VaryFast(TM) SPD-Smart technology, the user can manually or automatically 'tune' the amount of light, glare and heat coming into a home, office, aircraft, train or other vehicle. SPD-Smart windows, which can reduce energy consumption, also block over 99% of harmful ultraviolet (UV) radiation to protect occupants and substantially reduce the fading of carpets, furniture, and artwork.
Additional information about SPD-Smart windows and other products can be found at www.SmartGlass.com.

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-Smart controllable glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass or plastic, either manually or automatically.
SPD technology product applications include: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and mirrors; aircraft and marine windows and window shades;eyewear products;and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by approximately 450 patents and patent applications held by RFI worldwide. Currently 34 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Information about Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, SPD-SmartGlassTM, SmartGlassTM, VaryFastTM, Powered by SPDTM,
The View of the Future - Everywhere You LookTM and
Visit SmartGlass.com - to change your view of the worldTM are trademarks of Research Frontiers Incorporated.


Contact:
Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
516-364-1902
info@SmartGlass.com